UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 8, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On February 8, 2007, Mercantile Bancorp, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HNB Financial Services, Inc., a Missouri corporation (“HNB”), HNB Bank, N.A., a national banking corporation (“HNB Bank”), and Mercantile Merger Corp, a Missouri corporation and a direct wholly owned subsidiary of the Company (“Mercantile Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Mercantile Sub will merge with and into HNB, with HNB continuing as the surviving corporation and a direct wholly owned subsidiary of the Company (the “Merger”).
     At the effective time and as a result of the Merger, shareholders of HNB will become entitled to receive $144.56 (subject to certain adjustments relating to (i) changes in HNB’s shareholders’ equity and (ii) if the closing does occurs after June 30, 2007, HNB’s net income for the period from July 1, 2007 through the closing date) in cash in exchange for each issued and outstanding share of HNB common stock. The transaction is valued at approximately $30.2 million based on the Merger consideration.
     The parties have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the shareholders of HNB and the satisfaction of other customary conditions, including federal banking agency approval.
     The Merger Agreement contains certain termination rights for the parties. HNB will be required to pay the Company a $1.25 million termination fee if (1) either the Company or HNB terminates the Merger Agreement because (A) HNB’s Board of Directors fails to make, withdraws or modifies its recommendation of the Merger to HNB’s shareholders or (B) HNB’s Board recommends, approves or proposes to recommend or approve an acquisition proposal from another party that the Board determines is a superior proposal, or (2) either the Company or HNB terminates the Merger Agreement because (C) the HNB shareholders fail to approve the Merger or (D) the transaction shall not have been consummated on or before December 31, 2007, provided, however, the termination fee shall only be paid in the case of (2)(C) or (D) if HNB receives an acquisition proposal from a third party and consummates that transaction within one year after the termination of the Merger Agreement.
     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.
     The full text of the press release announcing these items is included herein as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Exhibits
     (c) Exhibits:

Exhibit
Number	Description
2.1	Agreement and Plan of Merger by and among HNB Financial Services, Inc., HNB Bank, N.A., Mercantile Bancorp, Inc., and Mercantile Merger Corp., dated February 8, 2007

99.1	Press release issued by Mercantile Bancorp, Inc. on February 8, 2007 regarding the HNB Financial Services, Inc. acquisition

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By:	/s/ Dan S. Dugan

Name:	Dan S. Dugan
Title:	Chairman, President and Chief Executive Officer
Date: February 8, 2007

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